For Immediate Release

Investor Relations

Rob Graham

Microtune, Inc.

972-673-1850

investor@microtune.com

Microtune Announces Fourth Quarter 2004 Results

Plano, TX, February 28, 2005 -- Microtune®, Inc. (NASDAQ:TUNE) announced today financial results for its fourth quarter of 2004, which ended December 31, 2004.

Financial Results Summary

Microtune's net revenue for the fourth quarter of 2004 was $15.4 million, up nearly 45% versus the fourth quarter of 2003 and down 5% versus the third quarter of 2004. Two customers accounted for approximately 31% of the quarter's net revenues. The Company's net income during the fourth quarter of 2004 was $2.1 million, and included $1.1 million in foreign-currency translation gains. Net income also benefited from sales of approximately $1.5 million, for which related inventories were fully reserved in prior periods, and from a credit of approximately $1.5 million associated with the reimbursement of some of its legal fees by its insurance carriers.

Recent Company Highlights

Microtune continues to make solid progress across its customer, product development and operations objectives, having recently announced:

    Significant adoption of Microtune's radio frequency (RF) technology in cable set-top box, PC/TV and television applications.
      Scientific-Atlanta has deployed Microtune's MicroTuner™ MT2121 analog/digital silicon tuner in its Explorer® 8300 series of cable set-top boxes. These advanced set-tops feature two or three MicroTuner tuners per box and offer the capability, dependant on model number, to deliver sophisticated digital video recording, HDTV or multi-room networking services. Microtune has taken a technology and market leadership position in developing multi-tuner architectures that offer practical, deployable solutions today.
      Mitsumi Electronics Corporation has integrated the Microtune's MicroTuner MT2111 silicon tuner into its QAM Tuner/Demodulator Module, a subsystem targeted for cable set-top box manufacturers. By integrating Microtune's silicon tuner into a production-ready module, Mitsumi enables its Original Equipment Manufacturer (OEM) customers to plug-in, on an assembly line, a high-performance tuner as a modular component. This design win illustrates the effectiveness of Microtune's strategy in targeting its silicon tuners to module makers, as well as to OEM and Original Development Manufacturer (ODM) customers.
      ATI Technologies Inc. is using Microtune's single-chip tuner technology in video cards across a number of its PC/TV product lines. These cards enable sophisticated broadcast, home theatre, gaming and multimedia on the PC, reflecting the evolution of the computer to a personal multimedia entertainment device.
      Malata Group Ltd., one of Microtune's first announced design wins with a Chinese customer, has selected the MT2050 silicon tuner and MT1110 broadband amplifier for use in new, portable DVD players. These new players, targeted for worldwide OEMs, enable consumers not only to play movies and listen to CDs, but also to watch TV. This design win signals the Company's commitment to the China market.
    Introduction of Microtune's advanced one-chip AM/FM amplifier, the MT1120, for the automotive electronics market. This highly integrated device is specifically designed for integration into vehicle window-mounted antennas, small roof antennas or other integrated antenna systems. Compared to conventional discrete amplifiers, the MT1120 is designed to offer amplifier-systems providers more functionality, higher performance and a miniature form factor. With the MT1120, Microtune has leveraged its technical knowledge and expertise in the development of broadband silicon amplifiers to that of AM/FM amplifiers in the automotive electronics market.
    Resolution of legacy issues. Microtune has announced previously in earlier press releases that it has reached agreements to settle the consolidated securities class action litigation and the consolidated shareholder derivative litigation, both pending in the U.S. District Court for the Eastern District of Texas, against Microtune and a number of Microtune's current and former officers and directors.
    Shipment of Microtune's ten-millionth silicon tuner during the fourth quarter of 2004. Microtune's cumulative shipments of silicon tuners doubled in the seven months since having shipped its five-millionth silicon tuner in March 2004. This is a major milestone, not only for Microtune, but also for all vendors providing RF silicon tuner technology, signaling the accelerating pace of silicon tuner adoption.

Financial Outlook

"In our January 11, 2005 press release," said James A. Fontaine, Microtune's President and CEO, "I mentioned that events at three major customers are the primary cause for a negative short-term impact to net revenue. In general, our customers have become more conservative with respect to their end-user demand. Some have experienced program delays and are undergoing inventory corrections. In addition, we are seeing shorter lead times between purchase orders and requested delivery as there is a general belief among our customers that their suppliers have ample inventories. These events have led us to expect our first quarter 2005 net revenue to be approximately $12 million. Although there can be no guarantees, I believe that our net revenue will bottom with the first quarter of 2005 and am optimistic that net revenue growth will resume thereafter."

"Although we are experiencing several quarters of market softness and revenue challenges, Microtune will continue to invest in new product development and customer relationships," Mr. Fontaine added. "By remaining focused on our core business, by managing our assets and operations conservatively, and by exploiting emerging market opportunities, I remain optimistic about Microtune's long-term future."

Conference Call

The Company will hold a conference call and webcast on February 28, 2005 at 4:00 p.m. Central Time/5:00 p.m. Eastern Time to discuss its fourth quarter results and its outlook for the future.

Interested parties may listen to the conference call via the Internet by accessing Microtune's website or by calling 1.712.257.2022 (pass code: earnings). A replay will be available through March 14, 2005 by calling 1.402.220.6450 or on the Company's website at www.microtune.com.

About Microtune

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, upconverter and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds more than 40 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

Design-Win Announcements

It is not unusual for Microtune to announce design wins, as referenced in this release, and the announcement of these design wins, or any other design win, should not be viewed as an indicator of Microtune revenues for any current or future reporting period.

Microtune Forward Looking Statements

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as "plan", "if", "estimate", "expect", "believe", "could", "would", "anticipate", "may", or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include the Company's ability to introduce new products, achieve design wins, forecast revenue and manage inventory levels, control and budget expenses, protect its proprietary technology and intellectual property, and successfully prosecute and defend the various lawsuits, any one of which may cause the Company's financial results to fluctuate. The forward-looking statements in this release and in the related conference call for analysts and investors speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

-END-

Editor's Note: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.

Copyright © 2005 Microtune, Inc.  All rights reserved.

Microtune, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)
Assets	December 31, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$ 34,515	$ 22,637
Short term investments	44,460	36,745
Accounts receivable, net	5,738	4,260
Inventories	7,095	4,165
Other current assets	1,607	4,309
Total current assets	93,415	72,116

Property and equipment, net	5,536	7,504
Long-term investments	3,587	14,028
Intangible assets, net	2,008	6,564
Other assets and deferred charges	209	447
Total assets	$ 104,755	$ 100,659

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 5,498	$ 7,195
Accrued compensation	1,557	1,182
Accrued expenses	3,009	3,945
Deferred revenue	17	147
Total current liabilities	10,081	12,469

Other noncurrent liabilities	29	1,466
Commitments and contingencies

Stockholders' equity	94,645	86,724
Total liabilities and stockholders' equity	$ 104,755	$ 100,659

Microtune, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net revenue	$15,385	$10,620	$56,162	$46,193
Cost of revenue	8,340	6,567	31,582	36,603
Gross margin	7,045	4,053	24,580	9,590
Operating expenses:
Research and development:
Stock-option compensation	158	358	680	2,415
Other	3,711	4,404	14,574	21,647
	3,869	4,762	15,254	24,062
Selling, general and administrative:
Stock option compensation	35	58	226	1,725
Other	1,804	10,090	24,581	33,777
	1,839	10,148	24,807	35,502
Restructuring	(3)	1,005	105	627
Amortization of intangible assets	986	1,048	4,168	4,231
Impairment of intangible assets	14	49	14	49
Total operating expenses	6,705	17,012	44,348	64,471
Income (loss) from operations	340	(12,959)	(19,768)	(54,881)
Other income (expense):
Interest income	624	255	1,271	1,340
Foreign currency gains (losses), net	1,072	1,837	685	2,943
Settlement of patent and anti-trust litigation	--	--	22,500	--
Other	46	(33)	457	55
Income (loss) before provision for income taxes	2,082	(10,900)	5,145	(50,543)
Income tax benefit	(17)	(573)	(384)	(203)
Net income (loss)	$ 2,099	$(10,327)	$ 5,529	$(50,340)

Net income (loss) per common share:
Basic	$ 0.04	$ (0.20)	$ 0.11	$ (1.00)
Diluted	$ 0.04	$ (0.20)	$ 0.10	$ (1.00)
Weighted-average common shares outstanding:
Basic	51,735	51,057	51,434	50,376
Diluted	55,330	51,057	54,071	50,376

Microtune, Inc.

Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	Year Ended December 31,
	2004	2003
Operating activities:
Net income (loss)	$ 5,529	$ (50,340)
Adjustments to reconcile net income (loss) to cash provided (used) in operating activities:
Depreciation	2,442	6,490
Amortization of intangible assets	4,167	4,231
Impairments of intangible assets	14	49
Write-off of patent costs	489	--
Non-cash restructuring costs	(43)	2,124
Foreign currency (gains) losses, net	(685)	(2,943)
Amortization of deferred stock option compensation	906	4,140
Loss (gain) on sale of property and equipment	(235)	612
Gain on the sale of MHDC	--	(1,627)
Allowance for uncollectible accounts receivable	(132)	(243)
Write-off of uncollectible loan receivable	--	518
Changes in operating assets and liabilities:
Accounts receivable, net	(1,346)	3,608
Inventories	(2,930)	2,206
Other assets	2,609	3,045
Accounts payable	(1,588)	(1,197)
Accrued expenses	(1,183)	(8,640)
Accrued compensation	375	(203)
Other liabilities	(1,437)	--
Net cash provided by (used in) operating activities	6,952	(38,170)
Investing activities:
Purchases of property and equipment	(506)	(759)
Proceeds from sale of property and equipment	318	2,141
Loans receivable	--	(46)
Proceeds from available-for-sale investments	48,200	75,800
Proceeds from held-to-maturity investments	6,045	3,000
Purchase of available-for-sale investments	(51,620)	(75,500)
Purchase of held-to-maturity investments	--	(9,045)
Acquisition of intangible assets	(114)	(523)
Net cash provided by (used in) investing activities	2,323	(4,932)
Financing activities:
Proceeds from issuance of common stock	1,888	1,413
Loans receivable from stockholders	30	105
Net cash provided by financing activities	1,918	1,518
Effect of foreign currency exchange rate changes on cash	685	2,943
Net increase (decrease) in cash and cash equivalents	11,878	(38,641)
Cash and cash equivalents at beginning of period	22,637	61,278
Cash and cash equivalents at end of period	$ 34,515	$ 22,637